Exhibit 23.2

Cooley

Mark Ballantyne
+1 703 456 8084
mballantyne@cooley.com

January 23, 2023

Cardlytics, Inc.
675 Ponce de Leon Avenue NE, Suite 6000
Atlanta, Georgia 30308

Ladies and Gentlemen:
You have requested our opinion, as counsel to Cardlytics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 2,358,629 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 1,673,858 shares of Common Stock issuable pursuant to the Company’s 2018 Equity Incentive Plan (the “EIP”), (ii) 334,771 shares of Common Stock issuable pursuant to the Company’s 2018 Employee Stock Purchase Plan (the “ESPP”) and (iii) 350,000 shares of Common Stock issuable pursuant to the Company’s 2022 Inducement Plan (together with the EIP and the ESPP, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the.

Sincerely,
Cooley LLP
By: /s/ Mark Ballantyne
Mark Ballantyne
Cooley LLP Reston Town Center Reston, VA 20190-5656
t: (703) 456 8000 f: (703) 456 8100 cooley.com